                                                                     Exhibit 2.4


                   AMENDED AND RESTATED ASSET SALE AGREEMENT

         THIS AMENDED AND RESTATED ASSET SALE AGREEMENT (the "Agreement") is made and entered into this 15th day of July, 1994 by and between Courtney Industries, Inc., a Maryland corporation having its principal office at 1920 Benhill Avenue, Baltimore, MD 21226 ("Courtney") and C Associates, a Maryland General Partnership ("C Associates", Courtney and C Associates jointly, as the context requires, being referred to herein as the "Sellers") and GEO Specialty Chemicals, Inc., an Ohio Corporation having its principal office at 28601 Chagrin Boulevard, Suite 450, Cleveland, Ohio, 44122 ("Purchaser").

                              W I T N E S S E T H
                              - - - - - - - - - -

         WHEREAS, Sellers are engaged in the business of, among other things, the manufacturing and marketing specialty chemicals used primarily in water treatment applications, and in the owning and leasing of real property used in such business (all of the businesses in which the Sellers are engaged shall be referred to collectively as the "Business"); and

         WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, certain assets of Sellers, including the goodwill and all assets necessary for the operation of the Business, on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the premises, and of the promises, agreements, representations and warranties hereinafter set forth, Sellers, and Purchaser hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE OF ASSETS
                               ------------------

         Section 1.01. CLOSING DATE. Subject to the terms and conditions hereof, the consummation of the transactions described herein (the "Closing") will take place on or before 10:00 a.m., July 15, 1994 at the offices of Whiteford, Taylor & Preston, 210 West Pennsylvania Avenue, Towson, Maryland 21204, or at such other time and date as the parties mutually may determine (the "Closing Date"). Regardless of the actual Closing Date, the transactions contemplated by this Agreement are deemed by the parties hereto to be effective as of 11:59 p.m. the day prior to closing, and all calculations, determinations, and adjustments, including adjustments to the purchase price as contemplated by Section 1.04 hereof, will be made as of that date.

         Section 1.02. PURCHASE AND SALE OF ASSETS. Subject to Section 1.03, at the Closing, Sellers will sell, convey, transfer and deliver to Purchaser, and Purchaser will purchase and receive from Sellers, all of the assets, rights, and tangible and intangible property of Sellers owned by Sellers and used in the Business on the Closing Date (the "Purchased Assets"). Subject to Section 1.03, the Purchased Assets shall include all property and assets owned by Sellers and used in the Business, of every kind and description, wherever located, including,




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without limitation, all Working Capital, as hereinafter defined (but excluding cash), property, tangible or intangible, real, personal or mixed, accounts receivable, securities, deposits on contractual obligations or otherwise, claims and rights under contracts, Sellers' right to use the names "Courtney Industries", C Associates" and any derivatives or combinations thereof, Sellers' right to use any trade names now or previously used by Sellers, any logo or mark used by Sellers, and all books and records of Sellers relating to the Business, all as the same shall exist on the Closing Date, including, without limitation, the assets and property listed or described in the Schedule of Purchased Assets attached hereto as Schedule 1.02. Sellers, or any of shareholders or general partners who have been shareholders or partners for any part of the five (5) year period prior to the Closing Date, shall, however, upon reasonable notice to Purchaser, have the right at any time for a period of five (5) years following the Closing Date to review any or all of the books and records of the Sellers, and to secure originals or copies thereof if, in the reasonable opinion of Sellers or any of their shareholders or partners, such records are required for the purpose of responding to inquiries from state, federal or local tax or other regulatory authorities, or in order to defend or prosecute any claim which will or may result in an order directing the Sellers or their shareholders or partners to make any payment or take or cease taking any action against the will of the Sellers, their shareholders or their partners.

         Section 1.03. EXCLUDED ASSETS. The Purchased Assets shall not include those assets of Sellers listed or described on Schedule 1.03 (the "Excluded Assets").

         Section 1.04. PURCHASE PRICE. The purchase price (the "Purchase Price") for the Purchased Assets, and for the benefits and rights conferred upon Purchaser hereunder, shall be an amount equal to:

                  (a) Five Million Three Hundred Fifty Thousand Dollars ($5,350,000.00) (the "Cash Purchase Price") adjusted in accordance with the provisions of Section 1.05; plus

                  (b) Assumption by Purchaser of the Assumed Liabilities, as hereinafter defined; plus

                  (c) The Performance Payments as defined in Schedule 1.04(c), the calculation of which shall be made by the independent accountants for Purchaser (subject to review and approval by Sellers' accountants) utilizing generally accepted accounting principles, consistently applied.

         Section 1.05. PAYMENT OF PURCHASE PRICE. The Purchase Price described in Section 1.04 shall be paid as follows:

                  (a)   The Cash Purchase Price shall be paid as follows:

                  (i) Three Million Six Hundred Thousand Dollars ($3,600,000.00) shall be paid by certified check, or by another other manner acceptable to Sellers, at closing.

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                  (ii)   One Hundred Fifty Thousand Dollars ($150,000.00) (the
         "Hold Back Amount") shall be paid by certified check, or by any other manner acceptable to Sellers, on or before August 20, 1994.

                  (iii) One Million Six Hundred Thousand Dollars ($1,600,000.00) shall be paid by the delivery, on the Closing Date of a Subordinated Promissory Note of the Purchaser (the "Note") in the form attached hereto as Schedule 1.05 bearing interest at a rate equal to the prime rate of interest charged by Mercantile Safe-Deposit and Trust Company (the "Prime Rate") as it may be from time to time during the term of the Note, plus two percent (2.0%), with the principal sum to be paid, absent any prepayment by Purchaser, in four equal, annual installments, the first to be paid one year after the Closing, and with accumulated interest to be paid on the due date of each annual installment.

                  (b) The Performance Payments shall be paid by Purchaser to Sellers in accordance with Schedule 1.04(c).

                  (c) The Cash Purchase Price shall be subject to the following adjustments:

                  (i) NET WORKING CAPITAL ADJUSTMENT. The Cash Purchase Price shall be adjusted upward to account for any increase or downward to account for any decrease in Sellers' Net Working Capital as of the Closing Date as compared to Sellers' Net Working Capital as reflected on Sellers' unaudited February 28, 1994 financial statements. Sellers' Net Working Capital as of the Closing Date shall be calculated and agreed to by Purchaser and Sellers no later than August 15, 1994. To the extent Sellers' New Working Capital increased, Purchaser shall pay such amount to Sellers by certified check or by such other manner acceptable to Sellers on or before August 20, 1994 together with interest thereon at the Prime Rate provided in Section 1.05(a)(iii) hereof. To the extent Sellers' Net Working Capital decreased, Purchaser shall reduce the Hold Back Amount by the amount of that decrease and pay the net amount of the Hold Back Amount to Sellers on or before August 20, 1994. In the event that the decrease in the Sellers' Net Working Capital exceeds the amount of the Hold Back Amount, the entire Hold Back Amount shall be retained by Purchaser and the principal amount of the Note shall be reduced (retroactive to the Closing) by the amount by which said decrease exceeds the Hold Back Amount. Sellers' Net Working Capital as of February 28, 1994 and as of May 31, 1994 is set forth in Schedule 1.05(c)(i). Sellers' Net Working Capital as of the Closing shall be calculated accordingly.

                           (ii) LOSS OF KEY CUSTOMER ADJUSTMENT. The Cash Purchase Price shall be adjusted downward in the event that Purchaser, at its option, declares a Key Customer Loss as that term is defined in
         Schedule 1.05(c)(ii). The amount of the Key Customer Loss shall be calculated in accordance with Schedule 1.05(c)(ii) and the principal amount of the Note shall be reduced (retroactive to the Closing) by the amount of said Key Customer Loss.

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                           (iii) UNCOLLECTED RECEIVABLE ADJUSTMENT. In the event
         that any account receivable included within the Purchased Assets remains uncollected for ninety (90) days following the Closing (an "Uncollectible Receivable"), Purchaser, at its option, may declare the Uncollectible Receivable to be an Excluded Asset in which case, (1) Purchaser shall assign the Uncollectible Receivable to Sellers without recourse, (2) the Sellers' Net Working Capital as of the Closing shall be reduced by the face amount of the Uncollectible Receivable, and (3) the principal amount of the Note shall be reduced (retroactive to the Closing) by the face amount of the Uncollectible Receivable.

         Section 1.06. LIABILITIES ASSUMED. Subject to the conditions herein set forth, on the Closing Date, Purchaser shall deliver to Sellers an Assignment and Assumption Agreement in the form attached hereto as Schedule 1.06, pursuant to which Purchaser shall assume certain debts, obligations, contracts, leases and liabilities of Sellers, as expressly set forth in said Assignment and Assumption Agreement (the "Assumed Liabilities"). Purchaser shall assume no debts, obligations, contracts, leases or liabilities of the Sellers other than the Assumed Liabilities and such other incidental liabilities (e.g. repair parts, office supplies, maintenance costs and current, unbilled utility charges) of Sellers that have been incurred in the ordinary course of Sellers' business prior to the Closing Date (the debts, obligations, contracts, leases and liabilities not expressly assumed by Purchaser shall be referred to herein as the "Excluded Liabilities").

         Section 1.07. ALLOCATION OF PURCHASE PRICE. After due negotiation, the parties agree that the consideration described in Section 1.04 shall be allocated among the Purchased Assets in the manner set forth in Schedule 1.07 hereof. To the extent not otherwise required by Generally Accepted Accounting Principles, the Note, and any adjustments thereto, shall be deemed a portion of the consideration paid for goodwill.

         Section 1.08. CHANGE AND USE OF NAME. Concurrently with the Closing, Sellers shall take all actions required (including filing appropriate charter amendments with the Maryland State Department of Assessments and Taxation) to enable Purchaser to use the names "Courtney Industries, Inc." and "C Associates" and any derivative or combination thereof that it may elect, and Seller shall make no further use of any of such names.

         Section 1.09. PHYSICAL INVENTORY. Immediately prior to Closing, the parties shall take a physical inventory count of all inventory included in the Purchased Assets. The raw material inventory shall be valued at the lower of cost or market. The finished goods inventory shall be valued using the unit values described on Schedule 1.09 hereto. Any work-in-progress shall be valued as if 50% of the work-in-progress is raw material and 50% is finished goods.


                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLERS
                    -----------------------------------------

         As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

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         Section 2.01. ORGANIZATION AND QUALIFICATION, ETC. Courtney is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and C Associates is a general partnership duly organized and validly existing pursuant to the laws of the State of Maryland. Sellers each have the power and authority to own, lease or operate all of their properties and assets and to carry on their businesses as and where it is now being conducted, and Sellers are qualified to do business in each jurisdiction wherein the nature and extent of their activities require such qualification.

         Section 2.02. OWNERSHIP; SUBSIDIARIES. (a) The authorized, issued and outstanding capital stock of Courtney is as set forth on Schedule 2.02. Except as disclosed on Schedule 2.02, all of the issued and outstanding shares of Courtney are owned of record by its stockholders, free and clear of all liens, security interests, options, claims and encumbrances or other restrictions or rights in others of any kind, and no shares are held in the treasury of Courtney. Courtney has no outstanding stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding any rights or options to subscribe for or to purchase any capital stock, or any capital stock or securities convertible into or exchangeable for any capital stock. Except as disclosed on Schedule 2.02, Courtney is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Schedule 2.02 further sets out the percentage interest of each of the general partners of C Associates. As to each partner their interest in the partnership is free and clear of all liens, security interests, charging orders, claims or encumbrances of any kind, and no interest or portion thereof is subject to any obligation to sell or be assigned to any person.

                  (b) Courtney has no subsidiaries and neither Courtney nor C Associates has any commitment to purchase or acquire any interest in any other corporation, partnership, firm or other business enterprise.

         Section 2.03. AUTHORITY RELATIVE TO AGREEMENT. Courtney has the corporate power and authority and C Associates, by its general partner, has the authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Sellers and the consummation of the transactions contemplated on their part have been authorized by, as to Courtney, its Board of Directors and stockholders, and as to C Associates by all of its general partners. No other proceedings on the part of Courtney or C Associates are necessary to authorize the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sellers and is a valid and binding agreement of Sellers, enforceable in accordance with its terms.

         Section 2.04. NO BREACH; CONSENTS. The negotiation, execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby, (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge, encumbrance or other restriction upon the Purchased Assets under, or require any authorization, consent, approval, exemption or other action by or notice to any third



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party, under the provisions of the Charter or By-Laws of Courtney or the partnership agreement of C Associates or any license, permit, contract, franchise, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which either is a party or under which the properties of the Sellers, or either of them is bound, and (b) does not require any authorization, consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which Sellers are subject.

         Section 2.05. FINANCIAL STATEMENTS. (a) Each of the Sellers has previously delivered to Purchaser copies of (i) the balance sheets of Sellers as of December 31, 1990, 1991, 1992, and 1993 and the related statements of income, retained earnings and changes in financial position for the respective twelve-month periods then ended, and (ii) as to Courtney a copy of the unaudited balance sheet of Courtney Industries, Inc. as of February 28, 1994 and the related statements of income, retained earnings, and changes in position for the two (2) month period then ended, (collectively, the "Financial Statements"). All of such Financial Statements are attached hereto as Schedule 2.05. Such Financial Statements (including in all cases the notes thereto) fairly present the financial condition and results of operations of Sellers in conformity with G.A.A.P. applied on a consistent basis throughout the periods presented.

                  (b) The Sellers have previously delivered to the Purchaser a reconciliation in the form attached hereto as Schedule 2.05(b) which, to the best of Sellers' knowledge, information and belief, is based on reasonable assumptions and, based upon such assumptions, accurately reconciles Sellers' EBITDA as set forth in the descriptive memorandum to the EBITDA set forth in Sellers' audited financial statement for the period ended on December 31, 1993.

         Section 2.06. ACCOUNTS RECEIVABLE AND PROMISSORY NOTES. Sellers' accounts receivable, as shown on the Financial Statements and on their books and records as of the date of this Agreement and as of the Closing Date, arose out of transactions in the ordinary course of business and represent valid rights to receive payments for bona fide services rendered or goods sold, and are not subject to discounts, rebates or off-sets of any kind. The accounts receivable and promissory notes (the "Accounts Receivable") shown on Sellers' Financial Statements and books and records are, to the best of Sellers' knowledge, information and belief, fully collectible and not subject to claims or offsets of any kind except with respect to those matters identified on Schedule 2.06 as currently subject to litigation claims.

         Section 2.07. ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 2.07, Sellers have, as of the respective dates thereof, no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not insured), except liabilities reflected on Sellers' balance sheets as of the respective dates thereof. Without limiting the generality of the foregoing, except as set forth on Schedule 2.07, Seller has no liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or under any other federal or state environmental legislation, rule or regulation.

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         Section 2.08. NO MATERIAL ADVERSE CHANGE. Except as set forth in
Schedule 2.08, since December 31, 1993, there has been no material adverse change in the financial condition, properties, operating results, employee relations, customer relations, vendor relations, or business prospects of Sellers.

         Section 2.09. INVENTORIES. The inventories of Courtney reflected on the Financial Statements, and the inventories thereafter produced or acquired, (a) consist of items of a quality and quantity usable or salable as first quality goods in the ordinary course of its business, at prevailing market prices not less than the book values thereof, (b) none of such items is damaged or generally unsalable in the ordinary course of business, or below standard quality, and (c) the values at which such inventories are carried reflect an inventory valuation policy stating inventory based on actual physical count. The Purchased Assets will include a sufficient (but not excessive) quantity and mix of inventory necessary to meet the normal requirements of the operations of Courtney as of the Closing. The value ascribed to the inventory stored in Building D on Courtney's unaudited balance sheet as of February 28, 1994 was not greater than $5,000.00.

         Section 2.10. ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed on
Schedule  2.10, since December  31, 1993:

                  (a) Courtney has not redeemed or repurchased, or committed to redeem or repurchase directly or indirectly, any shares of its capital stock or declared or paid any dividends or distribution with respect to any shares of its capital stock;

                  (b) Courtney has not issued, or committed to issue, any equity securities, securities convertible into equity securities, or warrants, options or other rights to acquire equity securities, or bonds or other securities;

                  (c) neither of the Sellers has borrowed, or committed to borrow, any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

                  (d) neither of the Sellers has discharged or satisfied any material lien or encumbrance or paid any material obligation or liability other than current liabilities paid in the ordinary course of business;

                  (e) neither of the Sellers has mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets, except liens for current property taxes not yet due and payable;

                  (f) neither of the Sellers has sold, assigned, transferred or otherwise disposed of or committed to sell, assign, transfer or otherwise dispose of any of its tangible or


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

         intangible assets (including books and records), except in the ordinary course of business, or canceled any material debts or claims;

                  (g) neither of the Sellers has waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

                  (h) neither of the Sellers has made capital expenditures except as planned or committed to prior to the date of the execution hereof, and in any event only in reasonable amounts required for the efficient operations of its business in the future;

                  (i) neither of the Sellers has paid or committed to pay any bonuses or similar payments, except in the ordinary course of business;

                  (j) neither of the Sellers has made, or committed to make, any loans or advances to, guarantees for the benefit of, or any investments in, any person or entity;

                  (k) neither of the Sellers has made or committed to any charitable or political contributions or pledges in excess of an aggregate of One Thousand Dollars ($1,000.00);

                  (l) neither of the Sellers has suffered any material damage, destruction or casualty loss, whether or not covered by insurance; or,

                  (m) neither of the Sellers has made any amendment to any collective bargaining agreement or pension benefit plan to which it is a party.

         Section 2.11. TITLE TO PURCHASED ASSETS. (a) Except as disclosed in
Schedule 2.11.(a) or as disclosed or which would with the exercise of reasonable diligence have been disclosed by a title examination of the premises being purchased from C Associates, Sellers own good and marketable title to the Purchased Assets, free and clear of all liens security interests, easements, rights of way or other encumbrances (collectively, "Liens") and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire title to the Purchased Assets free and clear of any liens created by or permitted by Sellers except those disclosed or which would with the exercise of reasonable diligence have been disclosed by a title examination of the C Associates premises and further excepting liens for real estate taxes not yet due and payable and except for such imperfections of title and encumbrances, if any, which, in the reasonable opinion of Purchaser, are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use, of the property subject thereto, or otherwise impair its business operations.

                  (b) Except as disclosed in Schedule 2.11(b), (i) Sellers are not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of owned or leased properties, including those promulgated by the Environmental Protection Agency and the Occupational Safety and Health Administration, conformance to which would require a material expenditure or would materially interfere with its operations, and (ii) except as



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noted on Schedule 2.11(b) Sellers have not received any notice of any such violations within the three years prior to the date hereof. Sellers have not received written notice of a pending or threatened expropriation, condemnation, or similar proceeding affecting all or any portion of the Purchased Assets and Sellers have not received any written notice of any pending or proposed land use or zoning changes or restrictions applicable to or affecting the Business of the Sellers, or either of them or all or any portion of the Purchased Assets.

         (c) Sellers lease, license or own all of the properties and assets used in the Business.

         (d) The Purchased Assets constitute all of the assets, tangible and intangible, that are used or held for use by Sellers in connection with the Business and include all assets the use of which is reasonably necessary for the continued conduct of the Business in substantially the same manner as presently conducted by Sellers.

         (e) Sellers own and have a valid, binding and enforceable right to use all of the intellectual property included in the Purchased Assets and have received no written notice from any third party alleging the Sellers' use of said intellectual property is infringing on the property rights of such third party. Sellers have made no claim of any violation or infringement by others of their infringement by others of their rights to said intellectual property and Sellers know of no basis for the making of any such claim.

         Section 2.12. TAX MATTERS. Except as disclosed on Section 2.12, all tax returns and related information required to be filed by or on behalf of the Sellers prior to the date hereof have been prepared and filed in accordance with applicable law, and all taxes, interest, penalties, assessments or deficiencies that have become due pursuant to such returns or any assessments or otherwise have been paid in full. Except as disclosed on Schedule 2.12, all such returns are true and correct in all material respects. Except as disclosed on Schedule 2.12, there is no unresolved claim concerning Sellers' federal, state and local tax liabilities. There are no pending or, to the best of Sellers' knowledge, threatened actions or proceedings, assessments or collections of taxes of any kind with respect to the Business that would subject Purchaser to any liability for such taxes for the period prior to the Closing Date or which would impair any of the Purchased Assets.

         Section 2.13. CONTRACTS AND COMMITMENTS. (a) Except as disclosed on
Schedule 2.13, neither of the Sellers is a party to any of the following (collectively, the "Material Contracts"):

         (i) contract, agreement, purchase order or other commitment for the purchase, sale or provision to or by Seller of goods, property or services in any one instance for an amount in excess of Twenty-Five Thousand Dollars $25,000.00;

         (ii) pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred compensation or other employee benefit plan, or any contract with any labor union (collectively, the "Benefit Plans");

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

                  (iii) oral or written contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis, or agreement relating to loans to officers, directors or affiliates, other than advances in the ordinary course of business;

                  (iv) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any material asset or material group of assets of Sellers, or either of them;

                  (v) oral or written direct or indirect guarantee of any obligation;

                  (vi) lease, license or agreement under which it is lessee of, licensee of or holds or operates any property, real or personal, tangible or intangible, owned by any other party, except for any lease of personal property the existence of which was disclosed on December 31, 1993 Financial Statements;

                  (vii) lease, license or agreement under which it is lessor of, licensor of or permits any third party to hold or operate any property, real or personal, tangible or intangible, owned or controlled by it (except as disclosed in the land records pertaining to C Associates' ownership of the business premises);

                  (viii) contract or agreement restricting the ability of the Sellers to conduct any type of lawful business or activity anywhere in the world.

                  (b) Except as set forth on Schedule 2.13(b), (i) Sellers have performed in all material respects all obligations required to be performed by them and are not in default under or in breach of nor in receipt of any claim of default or breach under any agreement referred to in Section 2.13(a), (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such agreement, (iii) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will not, with the passage of time or the giving of notice, or both, result in a default, breach, or event of noncompliance under any such agreement, (iv) Sellers do not have any knowledge of any breach or anticipated breach by any other party to such agreements, and (v) Sellers are not a party to any material contract or commitment for the purchase of goods or services at a rate currently above market prices.

         (c) Purchaser shall, prior to the Closing Date, be provided with an opportunity to review a true and correct copy of each of the written contracts which are referred to in Section 2.13(a), together with all amendments, waivers or other changes thereto.

         (d) Schedule 2.13(d) contains a true and complete list of the five (5) largest suppliers to Courtney and a list of the fifteen (15) largest customers of Courtney, each during calendar year 1993. Courtney shall also set out on such schedule (i) the names of customers and/or suppliers included on such list who, or which, in the reasonable opinion of Courtney, have


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

determined to discontinue all future business relationships with Courtney or
(ii) the occurrence of any other event which would have a material adverse effect on its business relationship with the Sellers.

         Section 2.14. LITIGATION, ETC. Except as set forth on Schedule 2.14, there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against the Sellers, or to which Sellers, or either of them, is a party, at law or in equity, or before or by any court, tribunal, governmental department, commission, board, bureau, agency or instrumentality, or any arbitration proceedings pending under collective bargaining agreements or otherwise.

         Section 2.15. BROKERAGE. Except with respect to commissions due at closing upon the transactions contemplated hereby to Peers & Co. to be paid by Sellers, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement (oral or written) binding upon Seller.

         Section 2.16. INSURANCE. Schedule 2.16 contains an abstract or summary of each outstanding insurance policy maintained by Sellers. Sellers have given to Purchaser a copy of each such insurance policy maintained with respect to Sellers' properties, assets and the Business, and each such policy is in full force and effect. Heretofore Courtney has maintained a term life insurance policy on the life of James M. Courtney, which policy shall be an Excluded Asset and shall be transferred to James M. Courtney within sixty (60) days following the Closing Date.

         Section 2.17. COMPLIANCE WITH LAWS. Except as set forth on Schedule 2.17, Sellers are in compliance with all laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to the Business or the Purchased Assets, and are not in violation of any law or any regulation or requirement which might have a material adverse effect upon the Sellers' financial condition or operating results of, or the prospects of the Business, and Sellers have not received notice of any such violation.

         Section 2.18. EMPLOYEES. Courtney shall advise each of its current employees of the date on which each employee will be terminated from employment with Courtney and of the intention of the Purchaser to interview and employ those from among the employees as are, in Purchaser's sole discretion, suitable as future employees of the Purchaser. Purchaser covenants and agrees to use its best efforts to engage all of Courtney's current employees with the exception of those employees Purchaser has identified to Sellers prior to the Closing Date. While it is the intention of the Purchaser to engage substantially all such employees of Courtney, it is understood and agreed that Purchaser can not assure that all will be hired and that Courtney can not provide assurances that all offered positions will accept employment. Sellers are not aware of any circumstances which would lead them to the conclusion that all, or substantially all of those offered employment by the Purchaser would not accept a position providing wages and benefits equal to those offered by Courtney to its current employees. To the best knowledge, information and belief of the Sellers, Courtney has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other employment tax obligations and the Sellers are not aware of any material labor relations problems of Courtney. Courtney is a party to a collective bargaining agreement, a copy of which has heretofore been made available to the Purchaser and is included in Schedule 2.18.

         Section 2.19. LICENSES AND PERMITS. Schedule 2.19 lists all of Sellers' licenses, franchises and permits material to the operation of the Business. Sellers have all licenses, franchises and permits, the absence of which would have a material adverse effect on the Business. Sellers shall cooperate in assisting Purchaser in securing the assignment of all assignable permits, licenses and franchises held by Sellers, or by their officers, employees or agents, with respect to the Business or the Business premises.

         Section 2.20. BUSINESS RECORDS. Sellers' personnel files, accounting records, and customer correspondence files are complete and correct in all material respects, and accurately reflect Sellers' business operations for a period of not less than five (5) years prior to closing.

         Section 2.21. TRANSACTIONS WITH CERTAIN PERSONS. Except as set forth on
Schedule 2.21, (a) during the past three (3) years, Sellers have not, directly or indirectly, purchased, leased or otherwise acquired any goods, services or property from any stockholder or general partner of the Sellers or from any person, firm, corporation or other entity directly or indirectly controlled by (or under common control with) any stockholder or general partner of the Sellers, and (b) Sellers do not owe any amount to, nor is any amount owed to Sellers by, any stockholder or general partner of the Sellers or any person, firm, corporation or other entity directly or indirectly controlled by (or under common control with) the Sellers.

         Section 2.22. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither Sellers nor any officer, employee or agent acting on their behalf, has within the past five (5) years given (or agreed to give) any gift, or similar benefit to any customer, supplier, governmental employee or other person in a position to help or hinder Sellers' Business except in the ordinary course of business and as permitted by applicable law and regulations.

         Section 2.23. ENVIRONMENTAL MATTERS. (a) Sellers have previously provided to Purchaser (i) copies of all environmental reports, surveys and test results (collectively, "Environmental Reports") performed by or on behalf of Sellers or otherwise in Sellers' possession relating to the Business, all or any of the Purchased Assets, or any real estate previously used in connection with the Business or previously owned by Sellers, (ii) a summary of all corrective or remedial actions taken by Sellers with respect to any of the findings or recommendations contained in any Environmental Report, (iii) a list of all on-site and off-site locations where the business has stored, disposed of (including spilled or abandoned) or arranged for the disposal of any materials or substances that are listed either in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 172.01), any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder, any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and regulations promulgated thereunder, any "hazardous substance" as defined by Maryland Environmental Code Ann., Title 7, Subtitle 2, as amended, and regulations promulgated thereunder any other materials described in the "Toxic Substances Control Act", Title 15, Chapter 53 of the United States Code (collectively, "Hazardous Materials"), (iv) copies of all reports, applications, registrations or other filings made by Sellers with any federal, state, county, municipality or other governmental unit or regulatory body responsible for the administration or enforcement of any environmental laws or regulations (collectively, the "Environmental Regulations"), and (v) copies of all notices, demands, pleadings or other correspondence received by Sellers from any Environmental Regulator or its legal counsel.

                  (b) There is no condition, circumstance, or set of facts (including without limitation the presence, either past or present, of any underground storage tanks) that constitutes a significant hazard to health, safety, property, or the environment relating to the Business or any real property owned or leased by Sellers for which the Business, Sellers or the owner or operator of such real property would be responsible except as may be disclosed on Schedule 2.23(b) hereof. Without limiting the foregoing, and except as disclosed in Schedule 2.23(b), to the best of Sellers' knowledge, the Purchased Assets contain no quantities of asbestos, PCB's, lead, or other Hazardous Materials which, absent remediation, would render the premises unsafe for use in the Business.

         Section 2.24. MATERIAL MISSTATEMENTS OR OMISSIONS. Sellers have not made any material misstatements of fact or omitted to state any material fact necessary or desirable to make complete, accurate, and not misleading every representation, warranty, schedule, and agreement set forth, described or referred to herein. Sellers have disclosed to Purchaser all material adverse facts relating to the condition or operation, whether past, present or future, financial or otherwise, of the Purchased Assets and of the Business.

         Section 2.25. EFFECTIVE DATE OF WARRANTIES, REPRESENTATIONS AND COVENANTS. Each warranty, representation, and covenant set forth in this Article 2 shall be deemed to be made on and as of and speak on and as of the date hereof and as of the Closing (except as otherwise specifically provided herein). Prior to the Closing, Sellers will notify Purchaser of any change since the date hereof in any fact, condition or circumstance which would require a modification of the foregoing representations and warranties (including any schedule thereto) to make such representation or warranty (or schedule thereto) complete, accurate and not misleading in all respects.


                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER
                   -------------------------------------------

         As a material inducement to Sellers to enter into and perform its obligations under this Agreement, Purchaser represents and warrants to Seller as follows:

         Section 3.01. ORGANIZATION, ETC. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio.

         Section 3.02. AUTHORITY RELATIVE TO AGREEMENT. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser. No other corporate proceedings on its part or the part of the stockholders of Purchaser are necessary to authorize the execution and delivery of this Agreement by it or the consummation by it of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Purchaser and is the valid and binding agreement of Purchaser.

         Section 3.03. NO BREACH; CONSENTS. Except as disclosed on Schedule 3.03, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby (a) do not and will not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of any lien, security interest, charge or encumbrance upon the assets of the Purchaser under, or require any authorization, consent, approval, exemption or other action by or notice to any third party under the provisions of the Charter or By-Laws of Purchaser or any license, indenture, mortgage, lease, loan agreement or other agreement (oral or written) or instrument to which Purchaser is a party, and (b) do not require any authorization consent, approval, exemption or other action by or notice to any court or governmental body under any law, statute, rule, regulation or decree to which Purchaser is subject.

         Section 3.04. LITIGATION. There is no claim, action, suit or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its properties which seeks to prohibit, restrict or delay consummation of the transactions contemplated hereby or to limit in any manner the right of Purchaser to acquire Sellers' assets or control any material aspect of the Business of Sellers after the Closing Date, and there is no judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality or arbitrator outstanding against Purchaser having, or which Purchaser believes may in the future have, any such effect.

         Section 3.05. BROKERAGE. Except with respect to a finder's fee to be paid by Purchaser to Kline & Co., there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.

                                    ARTICLE 4
                               CLOSING CONDITIONS
                               ------------------

         Section 4.01. CLOSING CONDITIONS RELATING TO PURCHASER. The obligation of Purchaser to consummate the purchase of the Purchased Assets will be subject to the satisfaction of the following conditions:

                  (a) DELIVERIES. At or prior to the Closing, Sellers shall deliver, or cause to be delivered to Purchaser, the following items:

                  (i) BILL OF SALE/DEED. Sellers shall execute and deliver to Purchaser a Bill of Sale, a FIRPTA Affidavit and a special warranty deed, each in form reasonably satisfactory to Purchaser.

                  (ii) ASSIGNMENT AND ASSUMPTION AGREEMENT. Sellers shall execute and deliver to Purchaser an Assignment and Assumption Agreement in the form of Schedule 1.06 attached hereto pursuant to which Sellers will assign to Purchaser certain contracts and rights of Sellers, and Purchaser will accept and assume certain liabilities and obligations of the Sellers.

                  (iii) CONSULTING AND EMPLOYMENT AGREEMENTS. James M. Courtney shall execute and deliver to Purchaser a Consulting Agreement providing for a term of at least six (6) months, and with an option on the part of Purchaser to extend the term for a period of up to eighteen (18) months and giving James M. Courtney the right to retain for his use the leased Lincoln automobile currently used by him. During the term of the Consulting Agreement James M. Courtney shall be paid for his services at the rate of Six Hundred Dollars ($600.00) per day, shall be available for as many as five (5) days per week, shall provide services on those days reasonably requested by the Purchaser and will, regardless of actual days worked, be paid for a minimum of three (3) days per week. During each six month period James M. Courtney shall be permitted three (3) weeks of vacation, which shall include the first two (2) weeks of July, during which he shall not be required to provide consulting services but shall nevertheless be paid. Vacations shall be scheduled in advance with the consent of Purchaser, which consent shall not be unreasonably withheld.

                  (iv) CERTIFICATES. Sellers shall execute and deliver to Purchaser a Certificate, in the form of Exhibit 4.01(a) (iv) attached hereto, certifying that all the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects as of the Closing Date.

                  (v) CORPORATE RESOLUTIONS. Sellers shall deliver to Purchaser certified copies of the resolutions of its Board of Directors and certified copies of the resolutions of its stockholders, or as to C Associates, of its general partners, authorizing the transactions contemplated herein.

                  (vi) CONSENTS. Sellers shall deliver to Purchaser copies of all necessary third party and governmental consents, in a form satisfactory to Purchaser, that Sellers are required to obtain in order to consummate the transactions contemplated by this Agreement.

                  (vii) NON-COMPETE. Sellers, James M. Courtney and George C. Stradley shall execute and deliver to the Purchaser a Non-Compete Agreement in the form attached hereto as Schedule 4.01(a)(vii).

                  (viii) LIEN RELEASES. Sellers shall cause all parties holding a security interest, lien or deed of trust on any of the Purchased Assets to execute and deliver to Purchaser releases in form and substance satisfactory to the Purchaser.

                  (b) DUE DILIGENCE RESULTS. Nothing shall have come to the attention of Purchaser, in the course of its due diligence investigation pursuant to Section 5.02 or otherwise, which demonstrates that (i) any of the representations or warranties of Sellers, when first made were, or have become materially inaccurate or incomplete, or (ii) the Financial statements of Sellers do not accurately reflect its financial condition as at the dates indicated and the results of operations for the periods covered thereby.

                  (c) FINANCING. Purchaser, using its best efforts so to do, shall have obtained, at commercially reasonable rates and terms acceptable to Purchaser and Sellers, financing adequate to close the transaction, and shall have provided Sellers with a copy of its commitment letter evidencing the availability of such financing.

                  (d) NO INJUNCTION. The consummation of the transactions contemplated hereby shall not have been enjoined by any court of competent jurisdiction and no proceeding seeking such an injunction shall be pending.

                  (e) MAINTENANCE OF RELATIONSHIPS. Sellers, from the date of this Agreement to the date of Closing, shall have operated the Business in the ordinary course and except as disclosed herein or in Schedules attached hereto have continued to maintain its existing relationships with significant suppliers and wholesale customers, and with key employees identified by Purchaser.

                  (f) OPINION OF COUNSEL. Purchaser shall have been provided with an opinion of counsel to Seller, dated as of the Closing Date, in the form of Schedule 4.01(f) attached hereto.

         Section 4.02. CLOSING CONDITIONS RELATING TO SELLERS. The obligation of Sellers to consummate the sale of the Purchased Assets will be subject to the satisfaction of the following conditions:

                  (a) DELIVERIES. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered to Sellers, the following items:

                  (i) PURCHASER'S CHECK. Purchaser shall deliver to Sellers a check in full payment of the portion of the Purchase Price described in
         Section 1.05(a)(i).

                  (ii) ASSIGNMENT AND ASSUMPTION AGREEMENT. Purchaser shall execute and deliver to Seller an Assignment and Assumption Agreement in the form of Schedule 1.06 attached hereto pursuant to which Purchaser will accept and assume certain liabilities and obligations of Sellers, and Sellers will assign to Purchaser certain contracts and rights of Sellers.

                  (iii) CORPORATE RESOLUTIONS. Purchaser shall deliver to Sellers certified copies of the Resolutions of Purchaser's Board of Directors authorizing the transactions contemplated herein.

                  (iv) THE NOTE. Purchaser shall execute and deliver to Seller the Note.

                  (b) NO INJUNCTION. The consummation of the transactions contemplated hereby shall not be enjoined by any court of competent jurisdiction and no proceeding seeking such an injunction shall be pending.

                  (c) OPINION OF COUNSEL. Sellers shall have been provided with an opinion of counsel to Purchaser, dated as of the Closing Date, in the form attached hereto as Schedule 4.02.


                                    ARTICLE 5
                             PRE-CLOSING AGREEMENTS
                             ----------------------

         Section 5.01. EMPLOYEES. Sellers will use best efforts to preserve the management team and work force of Seller and to preserve employee morale generally.

         Section 5.02. DUE DILIGENCE. Sellers shall grant to Purchaser, and its employees, counsel, accountants and other representatives, full and complete access to Sellers' facilities, management, employees and records and its outside accountants and counsel for purposes of a due diligence investigation in connection with the transactions contemplated hereby.

         Section 5.03. OPERATION OF BUSINESS. Sellers shall continue to operate the Business in the ordinary course, without substantial change, and Sellers shall take no action of a nature contemplated by Section 2.10 (except for those actions specifically noted on Schedule 2.10), without the prior written consent of Purchaser. Sellers shall promptly notify Purchaser in writing of the occurrence of any event which may result in a material adverse change to the business, financial condition, operation or prospects of Sellers. Without limiting the foregoing, Sellers' shall maintain in full force and effect through the Closing Date all policies of insurance consistent with past practices, which policies shall include a workers' compensation insurance policy that shall insure against all workers' compensation claims that relate to events that occurred prior to the Closing regardless of when said claims are asserted.

         Section 5.04. BEST EFFORTS. The parties hereto agree to use their best efforts to cause all conditions to Closing to be satisfied and to cause the transactions contemplated hereby to be consummated.

         Section 5.05. CONFIDENTIALITY. Purchaser and Sellers agree that they, and their respective officers, directors and other representatives, will hold in strict confidence the negotiations relating to the transactions contemplated by this Agreement, and all information exchanged pursuant thereto. If, for any reason, Closing does not occur, all information exchanged by Purchaser and Sellers shall promptly be returned to the other party.

         Section 5.06 EXCLUSIVITY. Sellers shall comply with the provisions contained in the Letter of Intent dated April 6, 1994 (the "Letter of Intent") and the Escrow Agreement, dated June 3, 1994 (the "Escrow Agreement"), regarding exclusivity.


                                    ARTICLE 6
                             POST-CLOSING AGREEMENTS
                             -----------------------

         Section 6.01. INDEMNIFICATION BY SELLER. To the extent of the Purchase Price actually received by the Sellers, and except as otherwise limited by this
Article 6, Purchaser and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Sellers for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "Purchaser Loss"), and actually arising out of or resulting from:

                  (a) the breach of any representation or warranty by Sellers contained herein or in any document delivered hereunder at the Closing; or

                  (b) the breach of any covenant or agreement by Sellers contained herein; or

                  (c)   the Excluded Assets or Excluded Liabilities.

         Section 6.02. INDEMNIFICATION BY PURCHASER. To the extent of the Purchase Price actually received by the Sellers, and except as otherwise limited by this Article 6, Sellers, and their officers, directors, partners, employees, agents, successors and assigns shall be indemnified and held harmless by Purchaser from any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgment and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by Sellers (hereinafter a "Seller Loss") actually arising out of or resulting from:

                  (a) the breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder; or

                  (b) the breach of any covenant or agreement by Purchaser contained herein or in any document delivered hereunder; or

                  (c)   the Assumed Liabilities.

         Section 6.03. COBRA COVERAGE. Any present or former employee of Sellers (an "Electing Employee") who properly elects to receive continuation coverage ("COBRA") shall be permitted to receive COBRA under Purchaser's medical/dental plan provided that the Electing Employee pays to Purchaser 102% of Purchaser's cost of providing such medical/dental coverage.

         Section 6.04. GENERAL INDEMNIFICATION PROVISIONS. (a) For the purposes of this Section 6.03, the term "Indemnitee" shall refer to the person or persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 6.01 or 6.02, as the case may be; the term "Indemnitor" shall refer to the person having the obligation to indemnify pursuant to such provisions; and "Losses" shall refer to the "Seller Losses" or the "Purchaser Losses", as the case may be.

                  (b) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right to indemnification is claimed or arises. The obligations and liabilities of an Indemnitor under this Article 6, with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article 6 ("Third Party Claims"), shall be governed by and contingent upon the following additional terms and conditions: if an indemnitee shall receive notice of any Third Party claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and shall permit the Indemnitor, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of intention to do so to the Indemnitee. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee.

Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor.

         Section 6.05. LIMITS ON INDEMNIFICATION. (a) No claim may be made against Sellers for indemnification pursuant to Section 6.01 unless and only to the extent the aggregate of all Purchaser Losses exceed $25,000.

                  (b) No claim may be made against Purchaser for indemnification pursuant to Section 6.02 unless and only to the extent the aggregate of all Seller Losses exceed $25,000.

         Section 6.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Sellers in Article 2 and Purchaser in Article 3 shall survive the Closing until the second anniversary thereof, and thereafter no claim may be brought in respect of any misrepresentation or breach of warranty; provided, however, that the indemnity obligations of Sellers with respect to the representations and warranties contained in Section 2.12 shall survive until expiration of the applicable statute of limitations and the representations and warranties contained in Section 2.11 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

         Section 6.07. ADJUSTMENT OF LIABILITY. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable loss hereunder shall be net of any insurance recovery and tax benefit (if realizable prior to the end of the first full tax year following the date of indemnification) accruing to the Indemnitee on account of such loss.

         Section 6.08. FURTHER ASSURANCES. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Purchaser and without further consideration, take such actions or cause others to do so, and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, all transfers, conveyances, powers of attorney and assurances, as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming to Purchaser, or its respective successors and assigns, or for aiding and assisting in collecting or reducing to possession, the Purchased Assets.


                                    ARTICLE 7
                                  MISCELLANEOUS
                                  -------------

         Section 7.01. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to consummation of the transactions contemplated hereby:

                  (a)   By the mutual consent of Purchaser and Sellers;

                  (b) By Purchaser if all of the conditions to Closing described in Section 4.01 have not been satisfied by July 15, 1994;

                  (c) By Purchaser if the transactions shall not, despite the exercise of its best efforts, been consummated by July 15, 1994 or such later date as may be agreed upon by the parties;

                  (d) By Purchaser if Sellers have materially breached any representation or warranty herein or failed to perform any material obligation or condition hereof and such breach or failure shall not have been cured in manner, form and substance reasonably satisfactory to Purchaser; and

                  (e) By Sellers if Purchaser has materially breached any representation or warranty herein or failed to perform any material obligation or condition hereof and such breach or failure has not been cured in manner, form and substance reasonably satisfactory to Sellers.

         Section 7.02. EXPENSES. Each party will pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, Sellers shall pay one-half (1/2) of the real estate transfer taxes payable in connection with the transfer of the Purchased Assets, which payment shall not exceed Twelve Thousand Five Hundred Dollars ($12,500.00).

         Section 7.03. AMENDMENTS AND WAIVERS. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         Section 7.04. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be given by hand or by registered mail, return receipt requested, addressed as follows:

                  If to Purchaser:

                  George P. Ahearn, President
                  GEO Specialty Chemicals, Inc.
                  28601 Chagrin Blvd. Suite 450
                  Cleveland, Ohio  44122
                  with a copy to:

                  Craig R. Martahus, Esq.
                  Thompson Hine and Flory
                  3900 Key Tower
                  127 Public Square
                  Cleveland, Ohio  44114-1216

                  If to Sellers:

                  James M. Courtney, President
                  Courtney Industries, Inc.
                  1920 Benhill Avenue
                  Baltimore, MD  21226

                  with a copy to:

                  John A. Hayden, III, Esq.
                  Whiteford, Taylor & Preston
                  210 West Pennsylvania Avenue
                  Towson, MD  21204

Any party hereto may specify in writing a different address for such purpose by notice to the other parties.

         Section 7.05. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld.

         Section 7.06. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provision of this Agreement unless the consummation of the transaction contemplated hereby is adversely affected thereby.

         Section 7.07. COMPLETE AGREEMENT. This document and the documents referred to herein contain, save and except consistent provisions of the Letter of Intent and the Escrow Agreement, copies of which are attached hereto as
Schedule 7.07 and provisions of which, to the extent they are not inconsistent herewith, survive, the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         Section 7.08. NO THIRD-PARTY BENEFICIARIES. This Agreement shall be for the benefit only of the parties hereto, and their respective successors and assigns.

         Section 7.09. WAIVER OF BULK SALES ACT. In consideration of, and in reliance upon, the representations and warranties made by Sellers in Article 2, and Purchaser's assumption of Sellers' obligations, the parties hereto waive compliance with the provisions of any applicable bulk transfer laws.

         Section 7.10. SINGULAR AND PLURAL; GENDER. The singular shall include the plural and vice versa, and the use of one gender shall be deemed to include all other genders whenever appropriate. The meaning of the term "Sellers" shall include the Sellers, or either of them.

         Section 7.11. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement will be governed by the laws of the State of Maryland without reference to any conflict of laws rules.

         Section 7.12. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration shall be conducted in Washington, D.C.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, on the day and year first above written, intending to be legally bound hereby.

WITNESS:                           C ASSOCIATES


/s/ Jane N. Courtney               By: /s/ James M. Courtney
----------------------------          ------------------------------------
                                      General Partner


ATTEST:                            COURTNEY INDUSTRIES, INC.


/s/ Jacqueline Lanks               By: /s/ James M. Courtney
----------------------------          ------------------------------------
Asst. Secretary                       James M. Courtney, President


ATTEST:                            GEO SPECIALTY CHEMICALS, INC.


/s/ William P. Eckman              By: /s/ George P. Ahearn
----------------------------          ------------------------------------------
Secretary                             George P. Ahearn, President

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